UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on September 28, 2007

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders at the Hyatt Regency Irvine, located at 17900 Jamboree Road, Irvine, California, 92614, on Friday, September 28, 2007, at 1:30 p.m. local time.

We are holding this meeting for the following purposes as more fully described in the proxy statement accompanying this notice:

•	To elect three Class III directors to our board of directors to serve for a period of three years or until their successors are duly elected and qualified;

•	To approve an amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 100,000,000 to 250,000,000;

•	To ratify the appointment of Ernst & Young, LLP as our independent auditors for our fiscal year ending April 30, 2008; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on August 13, 2007, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting for any purpose germane to the Annual Meeting, at our offices at 17872 Cartwright Road, Irvine, California, 92614, for a period of ten days prior to the Annual Meeting.

A copy of our Annual Report for the fiscal year ended April 30, 2007 is included with this mailing. The vote of each stockholder is important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card or vote via the Internet or the toll-free telephone number as instructed on your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish.

By Order of the Board of Directors,

Kenneth R. Lombardo Corporate Secretary

Irvine, California

August     , 2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road,

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To be held September 28, 2007

INFORMATION REGARDING PROXIES

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the board of directors of Quantum Fuel Systems Technologies Worldwide, Inc. for use at the Annual Meeting of Stockholders to be held on Friday, September 28, 2007, at 1:30 p.m., local time, at the Hyatt Regency Irvine Hotel, located at 17900 Jamboree Road, Irvine, California, 92614, and at any adjournment thereof.

These proxy materials are being mailed to stockholders commencing on or about August 24, 2007. We will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has engaged The Proxy Advisory Group, LLC to assist the Company with the distribution and solicitation of proxies and will pay The Proxy Advisory Group an estimated fee of $12,000.

If the enclosed proxy is properly executed and returned or if the stockholder executes a proxy via the Internet or the toll-free number provided on the proxy card, it will be voted in accordance with the instructions specified thereon. Any proxy for which no direction is specified (except for broker “non-votes”) will be voted FOR the election of all of the director nominees named in this proxy statement FOR the proposed amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 100,000,000 to 250,000,000 and FOR the proposal to ratify the appointment of Ernst & Young, LLP as our independent auditors for the 2008 fiscal year. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting or prevent voting in person. A proxy may be revoked at any time by (i) delivering written notice of revocation to our Corporate Secretary before it is voted; (ii) filing with us a duly executed proxy bearing a later date prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

Only stockholders of record at the close of business on August 13, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of shares representing a majority of the voting power of the outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present at the Annual Meeting for the transaction of business, abstentions and broker nominee votes will be included.

Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. Abstentions and broker “non-votes” will not be treated as votes cast with respect to the election of directors and, accordingly, will have no effect on the outcome of the election of directors.

A majority of votes cast at the meeting is required to approve Proposal 2 (amendment to charter to increase authorized shares of common stock), and Proposal 3 (ratifying the appointment of Ernst & Young, LLP). With respect to Proposal 2, abstentions and broker “non-votes” will be treated as shares present and entitled to vote and, consequently, will have the effect of a negative vote. With respect to Proposal 3, abstentions will be counted as shares present and entitled to vote on the proposal and, consequently, will have the effect of a negative vote, and broker “non-votes” will not be treated as shares present and entitled to vote on such proposal and, accordingly, will have no effect on the outcome of the proposal.

PROPOSAL I

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the terms of office of our board of directors is divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the Annual Meeting of stockholders to be held in 2008, Class II, whose term expires at the Annual Meeting of stockholders to be held in 2009, and Class III, whose term will expire at the Annual Meeting to be held on September 28, 2007. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Thomas J. Tyson, and our Class III directors are Jeffrey P. Beitzel, Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors Corporation (“General Motors”), we have agreed to appoint one individual nominated by General Motors to our board of directors. We also agreed that, during the term of our strategic alliance, we will continue to nominate one individual designated by General Motors to our proposed slate of directors to be presented to our stockholders as necessary for General Motors to retain one seat on our board of directors. During the term of our strategic alliance, General Motors will also be entitled to designate a non-voting “ex-officio” member of the board of directors. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor has General Motors designated a non-voting observer.

Voting Information

Although our board of directors anticipates that all of the nominees will be available to serve as directors, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by our board of directors.

A stockholder submitting a proxy may vote for all or any of the nominees for election to our board of directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. Abstentions and broker “non-votes,” while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

The names of the nominees and the other directors, the year in which each first became a director of our company, their age, principal occupation and certain other information are as follows:

Nominees for Election to Term Continuing Until the Annual Meeting in 2010

Jeffrey P. Beitzel, age 53, has served as our Chief Operating Officer and as a member of our Board of Directors since March 2005. Mr. Beitzel also serves as President of our Tecstar Automotive Group and as an executive officer of several of Tecstar Automotive Group’s subsidiaries. Prior to our acquisition of Tecstar Automotive Group, Mr. Beitzel served as Co-Chief Executive Officer of Tecstar Automotive Group and he was also an executive officer of several of Tecstar Automotive Group’s subsidiaries. Prior to his affiliation with

Tecstar Automotive Group, Mr. Beitzel founded and owned several automotive companies since leaving an engineering position with Ford Motor Company in 1983. These businesses have generally focused on converting automotive design concepts into limited volume production for OEMs. Mr. Beitzel received a B.S. in Mechanical Engineering from Lehigh University.

Alan P. Niedzwiecki, age 50, has served as our President and as one of our directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology.

Dale L. Rasmussen, age 57, has served as a member of our board of directors since October 2000, and was appointed as chairman of the board of directors in February 2002. Since April 1984, Mr. Rasmussen has held various positions at IMPCO Technologies, Inc. (“IMPCO”), our previous parent company, including Senior Vice President and Secretary since June 1989, as well as Vice President of Finance and Administration. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for 12 years at banks that were acquired by Key Bank and U.S. Bank. He received a B.A. in Business Administration and Economics from Western Washington University and is a graduate of the Pacific Coast Banking School.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ELECTION OF THESE NOMINEES.

Directors Whose Term Continues Until the Annual Meeting in 2009

G. Scott Samuelsen, age 64, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Thomas J. Tyson, age 74, has served as one of our directors since July 2002. Dr. Tyson served as Chief Executive Officer of Energy & Environmental Research Corp., a developer of advanced technologies to control nitrogen oxide emissions, from 1980 until it was acquired by General Electric in 1999. From July 1999 to July 2004, he held various positions for GE Energy & Environmental Research Corp., including Chief Executive Officer, Director of Special Projects, and consultant. Dr. Tyson received a M.S. in Nuclear Engineering from the University of California, Berkeley and received a B.S. in Mechanical Engineering and a Ph.D. in Aeronautical Engineering from the California Institute of Technology.

Directors Whose Term Continues Until the Annual Meeting in 2008

Paul E. Grutzner, age 42, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, an independent pension consulting firm in 2002, and currently serves as the Managing Partner thereof. Prior to founding ClearPoint Financial, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 45, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 61, has served as one of our directors since March 2005. Mr. Sheffer is currently Vice President, OEM Relations for SEMA (Specialty Equipment Market Association), the world’s largest showcase of equipment for the automotive aftermarket. He directs all of SEMA’s interaction with OEMs, including their corporate participation in SEMA shows, the technology transfer programs and dealer relations’ initiatives. Mr. Sheffer has been with SEMA since 1999. Between 1972 and commencing his services with SEMA, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

VOTING SECURITIES

The only class of stock entitled to vote at the Annual Meeting is our common stock. At the close of business on August 13, 2007, there were 77,552,399 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote per share. Shares of our Series B common stock are not entitled to vote at the Annual Meeting. As of August 13, 2007, there were 999,969 shares of our Series B common stock outstanding, all of which were held by General Motors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information about the beneficial ownership of each class of our securities as of July 31, 2007. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of the named executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation;” and

•	all current directors and executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of July 31, 2007, those shares are included in that person’s reported holdings and in the calculation of their percentage of our common stock owned. Except as otherwise provided below, the percentage of beneficial ownership is based on 77,552,399 shares of common stock and does not reflect 999,969 shares of Series B common stock outstanding as of July 31, 2007. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each of the persons in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
5% or Greater Stockholders
None

Directors and Executive Officers:
Rasmussen, Dale L. (1)	487,516	*
Grutzner, Paul E. (2)	16,280	*
Runkel, Brian A. (3)	85,000	*
Sheffer, Carl E. (4)	25,587	*
Samuelsen, G. Scott (5)	90,000	*
Tyson, Thomas J. (6)	90,000	*
Niedzwiecki, Alan P. (7)	684,147	*
Beitzel, Jeffrey P. (8)	2,187,500	2.8%
Goad, Douglass C.	1,586,109	2.0%
Richard C. Anderson	2,774,047	3.6%
Lombardo, Kenneth R. (9)	22,500	*
Olson, W. Brian (10)	479,560	*
Timon, Bradley J. (11)	61,150	*
All current directors and executive officers as a group (13 persons) (12)	8,589,396	11.1%

*	Represents less than 1%.

(1)	Includes 62,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007, and 14,124 shares of unvested restricted stock.
(2)	Includes 10,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(3)	Includes 10,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(4)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(5)	Includes 10,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(6)	Includes 10,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(7)	Includes 72,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007, and 42,372 shares of unvested restricted stock.
(8)	Includes 37,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(9)	Includes 12,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(10)	Includes 56,250 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007, and 35,310 shares of unvested restricted stock.
(11)	Includes 18,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007.
(12)	Includes an aggregate of 305,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2007, and 91,806 shares of unvested restricted stock. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Compliance with Section 16(a) of the Securities and Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2007 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

During our 2007 fiscal year, each director that was not one of our employees was paid $30,000 for membership on the board and an attendance fee of $2,500, plus out-of-pocket expenses, for each board meeting attended. In addition, the chairs of the Audit and Compensation Committees were paid an annual fee of $10,000 and the chair of the Nominating and Governance Committee was paid an annual fee of $5,000. Committee members also received $1,000 for each committee meeting attended.

Directors are eligible to participate in our 2002 Amended Stock Incentive Plan. On August 24, 2006, each of Messrs. Tyson, Samuelsen, Sheffer, Grutzner and Runkel received a grant of options to purchase 20,000 shares of our common stock at an exercise price of $2.77 per share (which was the fair market value of our common stock on the date of grant). The options vest in equal annual increments over a four-year period and expire ten years from the date of grant. Option grants to directors are at the discretion of management and our board of directors, and we have no specific plans regarding amounts to be granted to our directors in the future.

A summary of all compensation paid to our Directors is set forth in the Director Compensation table on page 22.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended April 30, 2007, there were a total of five meetings of the board of directors. During such period, each director attended all of the meetings of the board and the committees of the board on which he served during his tenure, except that Dr. Samuelsen was unable to attend one of the meetings held by the Audit Committee.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent auditors, our board of directors has affirmatively determined that five of our eight directors (Messrs. Grutzner, Runkel, Sheffer, Samuelsen and Tyson) are independent directors within the meaning of the applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The board of directors has adopted a policy that the independent members of the board shall meet separately on a regular basis in executive session without the presence of non-independent members of the board or members of management.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our board of directors. Stockholders may communicate with the board of directors, or an individual member of the board of directors, by sending their communications to the board of directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the board of directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The board of directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the board of directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The board’s policy with regard to board members’ attendance at annual meetings is that attendance is not required but members are encouraged to attend the annual meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All of the members of the board attended the annual meeting of stockholders held on September 21, 2006.

Committees of the Board of Directors

Audit Committee.    The members of our Audit Committee are Messrs. Runkel, Samuelsen, and Tyson (Chair). During the fiscal year ended April 30, 2007, there were thirteen meetings of the Audit Committee. The

Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is “independent” as defined in applicable Nasdaq rules, including Rule 4200(a)(15) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements.

The board has determined that Thomas J. Tyson has the requisite financial sophistication required under Rule 4350(d)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 407(d)(5) of Regulation S-K. Additionally, the board of directors has determined that Mr. Tyson is an “independent director” as that term is defined in Nasdaq Rule 4200(a)(15).

The board of directors has adopted a formal Audit Committee charter, which is available on our website at www.qtww.com.

Compensation Committee.    The current members of our Compensation Committee are Messrs. Runkel, Samuelsen (Chair) and Grutzner. During the fiscal year ended April 30, 2007, there were three meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers, and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Amended Stock Incentive Plan.

The board of directors has adopted a formal charter of the Compensation Committee, which is available on our website at www.qtww.com.

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Runkel (Chair), Sheffer and Grutzner, each of whom are “independent” under applicable Nasdaq rules. During the fiscal year ended April 30, 2007, there were three meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our board of directors; determining the composition of the board and its committees; reviewing board compensation and benefits; reviewing our compliance with the applicable Nasdaq corporate governance listing standards; evaluating compliance with our code of ethics; and implementing processes for effective communication with our stockholders, including reviewing proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on our board of directors. In evaluating such nominations, the Nominating and Governance Committee will address membership criteria set forth below under “Directors Qualifications.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our bylaws permit stockholders to nominate directors at an annual stockholder meeting. For information about suggesting candidates for consideration at the annual stockholder meeting, see “Proposals of Stockholders” below.

The board of directors has adopted a formal charter of the Nominating and Governance Committee, which is available on our website at www.qtww.com.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of the board and for considering and making recommendations to the board with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the board who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing and must include with their recommendation the following information: (i) the candidate’s name, age, business address and residence address; (ii) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years; (iii) the class and number of shares of the company’s stock that are beneficially owned by the candidate; (iv) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member of the board of directors; (v) any other information pertinent to the qualification of the candidate; (vi) the name and record address of the stockholder making the recommendation; and (vii) the class and number of shares of the company’s stock which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation. Candidate recommendations are to be sent to our Corporate Secretary at our principal executive offices, and may be submitted at any time.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated based on all factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity; demonstrated exceptional ability and judgment; broad experience in business, finance or administration; familiarity with our industry; ability to serve the long-term interests of the our stockholders; and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by law, regulation or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com. In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of the executive officers of the Company is designed to attract, incentivize, reward and retain talented individuals who will focus their efforts on profitable revenue growth and long term value for stockholders. The compensation of the Company’s CEO and other executive officers is set at levels that the Compensation Committee believes to be reasonable within the context of the Company’s compensation philosophy and comparable in comparison to other companies in the same or similar industries, considering such factors as size, complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs, the highly specialized area of hydrogen storage and fueling, and the availability of compensation information. To accomplish this goal, the Company uses the following five components: base salary, annual cash bonus incentive, stock awards, benefits, and perquisites.

The Compensation Committee looks at (1) general survey information for percentile levels of the five components of pay, and (2) a “peer group” of comparable U.S. public companies. Companies included in the “peer group” review have historically included Hydrogenics, FuelCell Energy, Ballard, Impco, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International.

The Compensation Committee reviews and approves Company compensation for Officers of the Company according to the following three Tier Groups:

Tier 1:	Consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chairman of the Board
Tier 2:	Consisting of Executive Vice Presidents and Vice Presidents of the Company and its subsidiary, Tecstar Automotive Group, Inc. and the Company’s Controller
Tier 3:	Management level employees

For the Company’s Officers, the Base Salary, Benefits, and Perquisites are embodied in Employment Agreements with each individual officer. The Compensation Committee establishes and approves all Employment Agreements based on input from the Chief Executive Officer1, Chief Operating Officer and/or Chairman of the Board and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee. The Compensation Committee has previously engaged ECG Advisors, LLC to develop the comparative table of compensation for comparable companies, and to provide guidance upon request for Tier 1 Officers. ECG Advisors, LLC is engaged by, and reports directly to, the Compensation Committee. For Tier 1, the Compensation Committee formally approves bonus incentives and stock awards. For Tiers 2 and 3, the Committee approves guidelines for bonus incentives and stock awards, reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

On an annual basis at the beginning the Company’s Fiscal Year, the Compensation Committee formally reviews and acts, as appropriate, on (1) the Tier 1 compensation, and (2) the guidelines for the Tier 2 and 3 cash bonus incentives and stock awards. In addition, the Compensation Committee reviews the Company’s compensation policy for the following year and the composition of the Tier 1, Tier 2, and Tier 3 levels. At the end of the preceding quarter, the Chief Executive Officer, Chief Operating Officer, and/or Chairman of the Board provide (1) proposed changes to the composition of the Tier 1, Tier 2, and Tier 3 levels, and (2) proposed changes to the general guidelines for the Tier 2 and Tier 3 levels.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salary

The overall compensation package is weighted toward a high base salary to (i) attract individuals that possess the unique skills set needed for the development and growth of a young company in an emerging technology business and (ii) assure retention of that unique skill set and associated experience, relationships and competitive advantage.

[1]	The Chief Executive Officer does not provide input on his own Compensation Package.

The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of peer group and other companies with which the Company competes for executive talent. The Committee relies on (i) independent industry surveys prepared and summarized by ECG Advisors and (ii) analyses of pay data from the proxy statements of a select “peer” group of comparable U.S. public companies (e.g. Hydrogenics, FuelCell Energy, Ballard, Impco, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International), to assess salary competitiveness and determine salary ranges for each executive position. The Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above, taking into consideration the individual’s performance. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g. contracts awarded during the fiscal year) and subjective (e.g. successful establishment of long-term business relationships with third parties) measurements of individual performance. It is the Committee’s current practice to target each of these elements to deliver a base salary to each executive officer and all executives as a group in a compensation range between the 50th and 75th percentiles for that group. The Committee recognizes that compensation in excess of the target percentile range may be warranted in certain situations based on factors such as Company performance, the Company’s retention needs, and an executive’s extraordinary contributions or performance.

Cash Bonus Incentive

Each Officer of the Company is eligible to receive an annual discretionary cash bonus. The amount of the cash bonus, if any, is determined at the end of each fiscal year. Although the discretionary bonus is not specifically tied to pre-established performance targets, the Compensation Committee, in making its determination on the amount of a cash bonus, considers various individual and Company based performance objectives and the extent such objectives were achieved.

For Tier 1 Officers, these objectives are both quantitative and qualitative, and generally include: (i) revenue growth and profitability, (ii) the executive’s individual performance during the year, (iii) major strategic accomplishments, and (iv) the desire of the Board of Directors to retain the executive in the face of competition for executive talent in the industry. The extent to which an Officer contributes to the Company meeting or exceeding plan expectations serves as the cornerstone in the Compensation Committee’s decisions for Tier 1 Officers.

For Tier 2 and Tier 3 management, the Compensation Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer and Chief Operating Officer. The Compensation Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

Stock Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s executives should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests.

The Compensation Committee grants stock options to the Company’s executive officers under the Company’s 2002 Amended Stock Incentive Plan at prices that are at least equal to the fair market value of the Company’s common stock on the date of grant. The Committee generally makes such grants annually following the end of the Company’s fiscal year (and in some cases at other times during the fiscal year) based in part on the recommendations of the Chief Executive Officer and Chief Operating Officer. The Committee reviews these recommendations, and determines the terms and conditions of any stock options for executive officers, taking into account various factors, including but not limited to the their responsibilities, their relative position in the Company, their expected future contributions to the enterprise, their option grant history and their individual performance. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee’s policy is to price stock options at the closing bid price on the date of grant. The Committee’s policy also prohibits the re-pricing of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years.

The Compensation Committee also approves grants of restricted stock on a selective basis to certain executive officers. It bases its decision whether to grant Company stock, whose restrictions typically lapse ratably over a period of up to five years, on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the enterprise.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

Officer Benefits

The Company’s executive officers receive a range of other benefits, including but not limited to participation in a 401(k) savings plan and a non-qualified deferred compensation plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus on behalf of the executive officer with respect to benefits is to provide or offer the individual adequate financial protection (i) against the “catastrophes” that will interrupt his or her income—the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children—and (ii) for the individual to afford to be able to retire—that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the officer to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income.

The Company also provides executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance; term life insurance, and memberships in athletic and professional clubs.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of

$1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

Effective May 1, 2006, we adopted the fair value method of accounting for stock-based compensation arrangements in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” (123R), which establishes accounting for non-cash, stock-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period, which for us is generally the vesting period. We adopted SFAS No. 123R using the modified prospective method. Under the modified prospective method, prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated non-cash compensation expense for awards outstanding at the effective date will be recognized over the remaining service period.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

Employment Agreements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause or by Mr. Niedzwiecki for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Dale L. Rasmussen serves as our Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $600,000, subject to annual review. The agreement also provides Mr. Rasmussen with the following benefits:

(i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause or by Mr. Rasmussen for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Jeffrey P. Beitzel serves as our Chief Operating Officer and as President of our Tecstar Automotive Group pursuant to an Amended and Restated Employment Agreement effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Beitzel with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, (vii) fully paid membership in such golf and social clubs that Mr. Beitzel deems appropriate and useful to the Company and (viii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Beitzel’s termination of employment by the Company without Cause or by Mr. Beitzel for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Beitzel obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

W. Brian Olson serves as our Chief Financial Officer pursuant to an employment agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause or by Mr. Olson for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Kenneth R. Lombardo serves as our General Counsel and Vice-President, Legal pursuant to an employment agreement entered into on July 12, 2005. Mr. Lombardo also serves as our Corporate Secretary. The employment agreement with Mr. Lombardo provided for an initial annual base salary of $225,000, for the first twelve months of the term of his agreement, which is subject to annual review. Mr. Lombardo also received a one-time signing bonus of $50,000. Effective May 1, 2006, the Compensation Committee approved an increase to Mr. Lombardo’s base salary to $250,000. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause or by Mr. Lombardo for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Bradley J. Timon serves as our Corporate Controller pursuant to an Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement initially provided for an annual base salary of $160,000, subject to annual review. Effective July 30, 2007, the Compensation Committee approved an increase to Mr. Timon’s base salary to $185,000. The agreement also provides Mr. Timon with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the use of a Company owned or leased vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Timon’s termination of employment by the Company without Cause or by Mr. Timon for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to his base salary, (ii) continuation of medical benefits and term life insurance for one year or until Mr. Timon obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Richard C. Anderson serves as an Executive Vice President of our Tecstar Automotive Group and as President of Wheel to Wheel, LLC, a wholly owned subsidiary of Tecstar Automotive Group, pursuant to an Amended and Restated Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $550,000, subject to annual review. The agreement also provides Mr. Anderson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Anderson’s termination of employment by the Company without Cause or by Mr. Anderson for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Anderson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Douglass C. Goad serves as an Executive Vice President of our Tecstar Automotive Group pursuant to an Amended and Restated Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $550,000, subject to annual review. The agreement also provides Mr. Goad with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Goad’s termination of employment by the Company without Cause or by Mr. Goad for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Goad obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code. On August 3, 2007, Mr. Goad’s employment with the Company and his employment agreement was terminated. Mr. Goad received a lump sum cash payment of $400,000 and the Company was released from all other post-termination severance payments, benefits and other post-termination obligations.

A summary of the Company’s potential severance and other post-termination obligations can be found in the Potential Payments Upon Termination or Change-In-Control table on page 21.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered for the 2007 fiscal year for each individual who served as Chief Executive Officer during the last completed fiscal year, the Chief Financial Officer and the three other most highly compensated executive officers. These individuals are referred to as the “named executive officers” in this proxy statement.

2007 Summary Compensation Table (1)

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	All Other Compensation		Total
Alan P. Niedzwiecki President; Chief Executive Officer; Director	2007	$725,000	$—	$49,999	$831,082	$41,036	(4)	$1,647,117

Jeffrey P. Beitzel Chief Operating Officer; Director	2007	$725,000	$—	$—	$333,490	$13,105	(5)	$1,071,595

W. Brian Olson Chief Financial Officer, Treasurer	2007	$450,000	$25,000	$41,666	$471,877	$32,439	(6)	$1,020,982

Douglass C. Goad Executive Vice President of TAG	2007	$550,000	$—	$—	$60,831	$4,919	(7)	$615,750	(9)

Dale L. Rasmussen Chairman of the Board	2007	$600,000	$—	$16,666	$564,596	$12,000	(8)	$1,193,263

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named officer which do not exceed $10,000 in the aggregate.
(2)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the 2007 fiscal year under SFAS No. 123R for restricted stock awards. The value for these awards is based on their grant date fair value.
(3)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the 2007 fiscal year under SFAS No. 123R for stock option awards. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended April 30, 2007 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”
(4)	All Other Compensation for Mr. Niedzwiecki consisted of an auto allowance of $12,000, auto insurance of $1,073, sports club membership of $1,078, life insurance premiums of $9,318, and 401(k) match of $17,567.
(5)	All Other Compensation for Mr. Beitzel consisted of auto allowance of $12,000, and life insurance premiums of $1,105.
(6)	All Other Compensation for Mr. Olson consisted of auto allowance of $18,000, sports club membership of $1,078, life insurance premiums of $1,938, and 401(k) match of $11,423.
(7)	All Other Compensation for Mr. Goad consisted of auto allowance of $1,425, and life insurance premiums of $3,494.
(8)	All Other Compensation for Mr. Rasmussen consisted of auto allowance of $12,000.
(9)	On August 3, 2007, Mr. Goad’s employment with the Company and his employment agreement was terminated. Mr. Goad received a lump sum cash payment of $400,000 and the Company was released from all other post-termination severance payments, benefits and other post-termination obligations.

Option Grants 2007 During the Fiscal Year

The following table provides summary information regarding options to purchase our common stock granted to each of the named executive officers in fiscal year 2007:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards (1)
Alan P. Niedzwiecki	8/22/2006	150,000	$2.77	$295,500

Jeffrey P. Beitzel	8/22/2006	150,000	$2.77	$295,500

W. Brian Olson	8/22/2006	125,000	$2.77	$246,250

Douglass C. Goad	8/22/2006	80,000	$2.77	$157,600

Dale L. Rasmussen	8/22/2006	150,000	$2.77	$295,500

(1)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended April 30, 2007 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”

Outstanding Options and Equity Based Awards at April 30, 2007

The following table sets forth the equity awards outstanding as of April 30, 2007 for each of our named executive officers:

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Alan P. Niedzwiecki	3,400	—	$9.82	8/17/2010	42,372	$55,084
	4,100	—	$4.73	12/20/2010
	24,000	—	$4.84	12/14/2011
	120,000	—	$3.65	7/25/2012
	105,000	35,000	$3.10	8/11/2013
	150,000	50,000	$6.61	3/15/2014
	75,000	75,000	$5.77	3/3/2015
	43,750	131,250	$4.29	7/12/2015
	—	150,000	$2.77	8/22/2016

Jeffrey P. Beitzel	75,000	75,000	$5.77	3/3/2015
	37,500	112,500	$4.29	7/12/2015
	—	150,000	$2.77	8/22/2016
	—	—	$2.77	8/21/2016

W. Brian Olson	18,000	—	$4.57	7/19/2009	35,310	$45,903
	20,000	—	$4.73	12/20/2010
	25,000	—	$4.84	12/14/2011
	75,000	—	$3.62	8/27/2012
	75,000	25,000	$3.10	8/11/2013
	75,000	25,000	$6.61	3/15/2014
	62,500	62,500	$5.77	3/3/2015
	18,750	56,250	$4.29	7/12/2015
	—	125,000	$2.77	8/22/2016

Douglass C. Goad	20,000	20,000	$5.77	3/3/2015
	5,000	15,000	$4.29	7/12/2015
	—	80,000	$2.77	8/22/2016

Dale L. Rasmussen	30,000	—	$3.36	5/22/2007	14,124	$18,361
	20,000	—	$3.52	6/30/2007
	452	—	$6.08	1/3/2010
	10,000	—	$4.73	12/20/2010
	440	—	$5.28	1/2/2011
	25,000	—	$4.84	12/14/2011
	75,000	—	$3.65	7/25/2012
	75,000	25,000	$3.10	8/11/2013
	75,000	25,000	$6.61	3/15/2014
	75,000	75,000	$5.77	3/3/2015
	37,500	112,500	$4.29	7/12/2015
	—	150,000	$2.77	8/22/2016

Option Exercises and Stock Vested

There were no option exercises by our named executive officers and no vesting of their restricted stock awards during the fiscal year ended April 30, 2007.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise or vesting of options, warrants and other rights under all of our equity compensation plans as of April 30, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	5,771,194	$4.30	1,301,786	(1)

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	5,771,194	$4.30	1,301,786

(1)	Represents shares available for issuance under our 2002 Stock Incentive Plan as of April 30, 2007. The 2002 Stock Incentive Plan contains an evergreen formula pursuant to which on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2002 Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on the first day of such fiscal year or a lesser number of shares determined by the administrator of the plan. On May 1, 2007, an additional 1,951,572 shares became available under this Plan pursuant to the evergreen provision.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of the Company’s termination of employment without cause or the named executive officer’s termination for “good reason” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on April 30, 2007.

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting	Total Potential Value (2)
Alan P. Niedzwiecki	$1,450,000	$8,573	$126,693	$1,585,266
Jeffrey P. Beitzel	$1,450,000	$24,889	$105,577	$1,580,466
W. Brian Olson	$900,000	$14,403	$—	$914,403
Douglass C. Goad(3)	—	—	—	—
Dale L. Rasmussen	$1,200,000	$22,101	$42,231	$1,264,331

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $1.30 per share, the closing price of our common stock as reported on the Nasdaq on April 30, 2007, the last trading day in fiscal 2007.
(3)	On August 3, 2007, Mr. Goad’s employment with the Company and his employment agreement was terminated. Mr. Goad received a lump sum cash payment of $400,000 and the Company was released from all other post-termination severance payments, benefits and other post-termination obligations.

Director Compensation

The table below sets for the compensation paid to the Company’s directors (excluding directors that are also named executive officers) during the fiscal year ended April 30, 2007.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Paul E. Grutzner	$63,500	$20,055	$83,555
Brian A. Runkel	$72,500	$110,740	$183,240
G. Scott Samuelsen	$93,250	$110,740	$203,990
Carl E. Sheffer	$59,500	$44,465	$103,965
Thomas J. Tyson	$85,000	$110,740	$195,740

(1)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the 2007 fiscal year under SFAS No. 123R for stock option awards. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended April 30, 2007 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on form 10-K for 2007 and the Company’s 2007 proxy statement. This report is provided by the following individual directors, who comprise the Compensation Committee.

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

We are a party to a lease agreement with Cartwright, LLC, which owns our facility located in Irvine, California. Mr. Niedzwiecki, our Chief Executive Officer, owns a 37.5% interest in Cartwright, LLC, and Mr. Rasmussen, our Chairman, owns a 27.5% interest in Cartwright, LLC. Pursuant to the terms of the lease, the base rent is currently $51,984 and it increases annually on each anniversary date by 3%. The original term of the lease expires on March 4, 2009, but we have the right to extend the term for an additional 5 years. The aggregate amount of base rent payments for the period beginning May 1, 2007 and ending on March 4, 2009 is $1,184,396.

The Company has not adopted formal written policies and procedures for the review and approval process of transactions with related parties. However, pursuant to the Company’s Audit Committee charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arms length transaction with an unrelated third party.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 30, 2007.

The Committee has discussed with Ernst & Young, LLP the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Ernst & Young, LLP pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007.

The Committee has also considered whether the provision of services by Ernst & Young, LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Ernst & Young, LLP.

The Audit Committee

Thomas J. Tyson, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL II

PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 250,000,000

Our Board of Directors unanimously adopted, subject to stockholder approval, an amendment to Article IV of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued from 100,000,000 to 250,000,000 shares and directed that the proposed amendment be submitted to a vote of our stockholders at the Annual Meeting. No change will be made to the number of shares of Series B common stock and shares of preferred stock that are authorized for issuance. The full text of the proposed amendment to the first paragraph of Article IV of our Amended and Restated Certificate of Incorporation is as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is two hundred seventy million (270,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”).”

The Board of Directors believes that there are a number of important business reasons for increasing the number of shares of common stock the Company is authorized to issue.

Under our Amended and Restated Certificate of Incorporation, as presently in effect, the Company has 120,000,000 shares of capital stock authorized for issuance, consisting of 100,000,000 shares of common stock, $0.001 par value (the “Common Stock”) and 20,000,000 shares of preferred stock, $.001 par value. Of the 100,000,000 shares of common stock, 2,000,000 shares were previously designated as Series B (nonvoting) shares. As of August 13, 2007, we had 78,552,368 shares of common stock (including 999,969 shares of Series B common stock) issued and outstanding and approximately 16 million shares of common stock that have been reserved for issuance pursuant to our 2002 Stock Incentive Plan, outstanding warrants, and debt conversion. In addition, as of August 13, 2007, we had approximately 25.7 million shares of common stock issuable pursuant to outstanding warrants and debt conversion which have not been reserved, consisting of: (1) 15,000,000 shares subject to warrants issued in connection with a private placement transaction we closed on June 22, 2007, and (2) approximately 10.7 million shares subject to conversion under our $15,000,000 convertible subordinated notes. Accordingly, we need approximately 20.4 million additional authorized shares of common stock in order to fully satisfy the exercise of outstanding warrants and convertible debt and honor our contractual obligations to the holders of our warrants and convertible notes.

The increase in the number of authorized shares will also provide the Company with flexibility to use its common stock for a variety of business and financial purposes in the future including, without limitation, expanding the business through acquisition of other businesses, raising additional working capital, and providing equity incentives to officers, directors and employees of the Company. Further, the increase will enable the Company to promptly take advantage of market conditions and the availability of favorable business opportunities without the delay and expense associated with holding a special meeting of shareholders.

If Proposal 2 is approved, the additional shares of our common stock so authorized may be issued from time to time upon authorization of our Board, without further approval by our stockholders, unless otherwise required by applicable law, and for such consideration as our Board may determine and as may be permitted by applicable law. The additional shares of common stock would have rights identical to the rights of our current common stockholders. The authorization of additional shares of our common stock pursuant to this proposal will have no dilutive effect upon the proportionate ownership and voting power of our current stockholders. However, the actual issuance of additional common stock in the future would dilute each existing stockholder’s proportionate ownership and voting power. Except for the reservation of additional shares issuable under outstanding warrants and convertible debt, the Company presently has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of capital stock.

If this Proposal 2 is not approved, then the investors in the June 2007 private placement have the contractual right to demand that the Company, at the Company’s sole cost and expense, call a special meeting of its stockholders to consider a proposal to amend our Certificate of Incorporation to increase the number of our authorized shares and in conjunction therewith the Company is obligated to hire a nationally recognized proxy solicitation firm, selected by the requesting investor or investors, to assist the Company in obtaining the necessary stockholder votes to approve the proposal. Further, if this Proposal 2 is not approved, the Company’s ability to obtain future financing on reasonable terms will be extremely diminished and the Company may not be able to take advantage of or execute on business opportunities as and when such opportunities arise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 250,000,000.

PROPOSAL III

RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young, as our independent auditors for the fiscal year ending April 30, 2008. Although not required to be voted upon by the stockholders, our Audit Committee and board of directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy FOR the ratification of the approval of Ernst & Young, LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Ernst & Young, LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

The Audit Committee considered whether Ernst & Young, LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees related to professional services provided by Ernst & Young, LLP in connection with our fiscal 2007 year:

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended April 30, 2007, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $1,153,000. Audit fees include $466,000 for the audit of management’s assessment and the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered during the 2007 fiscal year, other than services described above under “Audit Fees,” were $52,000 and primarily related to professional services rendered in connection with a Securities and Exchange Commission Staff comment letter received during fiscal 2006.

Tax Fees

Ernst & Young, LLP billed us an aggregate of $127,000 for professional services rendered in our 2007 fiscal year for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young, LLP did not provide professional services related to our 2007 fiscal year for any other related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our board of directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2008.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than April 20, 2008 for inclusion in our proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our Proxy Statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and pursuant to our Amended and Restated Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

INCORPORATION BY REFERENCE

The SEC allows the Company to incorporate by reference information into this proxy statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and is being delivered to you with this proxy statement. This proxy statement incorporates by reference the Company’s Annual Report on Form 10-K previously filed with the SEC which contains important information about the Company and its financial condition.

OTHER INFORMATION

Our Annual Report to Stockholders for the fiscal year ended April 30, 2007, is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the year ended April 30, 2007, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to Kenneth R. Lombardo, Corporate Secretary, Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, CA 92614; klombardo@tecstarinc.com; telephone number (248) 588-5588; fax number 248-588-9958.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

August     , 2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 28, 2007

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), to be held at the Hyatt Regency/Irvine, located at 17900 Jamboree Road, Irvine, California, 92614, on Friday, September 28, 2007, at 1:30 p.m. local time, or any adjournment thereof, and to vote the number of shares of Quantum’s Common Stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE BOARD AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for both nominees listed below.

(To withhold authority for any individual nominee, strike a line through the nominee’s name on the list below.)

Jeffrey P. Beitzel

Alan P. Niedzwiecki

Dale L. Rasmussen

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 250,000,000

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP as Quantum’s independent auditors for our fiscal year ending April 30, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. In their discretion, the proxy agents named above are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Receipt of the Notice of Annual Meeting of Stockholders, Annual Report for the year ended April 30, 2007, and Proxy Statement dated August__, 2007, is hereby acknowledged by the undersigned.

Dated:                                         , 2007

Signature

Name, typed or printed

Tax identification or social security number